Exhibit 99.1

Accuray Reports Fiscal 2024 Third Quarter Financial Results

MADISON, Wis, May 1, 2024 — Accuray Incorporated (NASDAQ: ARAY) today reported financial results for the third quarter and nine-months ended March 31, 2024.

Third Quarter Fiscal 2024 Summary

•
Net revenue of $101.1 million decreased 14 percent from the same period in the prior fiscal year. Net revenue on a constant currency basis was $102.4 million, which represented a 13 percent decrease from the same period in the prior fiscal year.
•
GAAP net loss was $6.3 million, as compared to GAAP net income of $0.6 million in the same period in the prior fiscal year. Adjusted EBITDA was $1.1 million, as compared to adjusted EBITDA of $8.3 million in the same period in the prior fiscal year.
•
Gross orders of $89.1 million increased 21 percent from the same period in the prior fiscal year. The book to bill ratio was 1.8 in the third quarter of fiscal 2024, compared to a book to bill ratio of 1.2 in the same period in the prior fiscal year.

Fiscal Nine Months 2024 Summary

•
Net revenue of $312.3 million decreased 5 percent from the same period in the prior fiscal year. Net revenue on a constant currency basis was $311.2 million, which represented a 6 percent decrease from the same period in the prior fiscal year.
•
GAAP net loss was $18.9 million, as compared to GAAP net loss of $6.7 million in the same period in the prior fiscal year. Adjusted EBITDA was $9.6 million as compared to adjusted EBITDA of $18.7 million in the same period in the prior fiscal year.
•
Gross orders of $246.7 million increased 11 percent from the same period in the prior fiscal year. The book to bill ratio was 1.6 in the first nine months of fiscal 2024, compared to a book to bill ratio of 1.3 in the same period in the prior fiscal year.

Other Recent Operational Highlights

•
Opened new training center in Genolier, Switzerland, the most recent addition to the Accuray network of training centers and one of the growth drivers for the company’s service business.
•
Introducing at ESTRO a new physics offering, CyberComm™, intended to significantly reduce the CyberKnife®S7™ System's commissioning time and enable customers to begin treating patients substantially faster.
•
Announced a collaboration agreement with Oncopole Claudius Regaud (IUCT-Oncopole) in France, and Airbus SAS, a leader in the aerospace industry, to develop an artificial intelligence driven solution for predicting radiotherapy system performance.

“While I am disappointed in our quarterly results where we faced challenges as a result of multiple factors, including a delay in product shipments and slower than expected U.S. installations, we remain confident in our growth strategy and our ability to offer value to our customers globally,” said Suzanne Winter, Chief Executive Officer. “Fiscal 2024 is an important year for the company as we start to make major advances in long-term growth and profitability drivers, which we highlighted at our investor day this past fall. We remain focused on executing on our plan to advance care with innovative solutions, improving patient access by penetrating higher growth emerging markets and investing in our service business. Finally, I am very pleased with customer adoption of our solutions this quarter that led to a 21 percent increase in gross orders year-over-year, fueling future revenue and EBITDA growth.”

Fiscal Third Quarter Results

Total net revenue in the third quarter of fiscal 2024 was $101.1 million, compared to $118.1 million in the prior fiscal year third quarter. Product revenue in the third quarter of fiscal 2024 was $49.6 million, compared to $62.8 million in the prior fiscal year third quarter. Service revenue in the third quarter of fiscal 2024 was $51.5 million, compared to $55.2 million in the prior fiscal year third quarter.

Total gross profit in the third quarter of fiscal 2024 was $29.1 million, or 28.7 percent of total net revenue, compared to total gross profit of $38.7 million, or 32.8 percent of total net revenue, in the prior fiscal year third quarter.

Operating expenses in the third quarter of fiscal 2024 were $33.6 million, compared to $36.4 million in the prior fiscal year third quarter.

Net loss in the third quarter of fiscal 2024 was $6.3 million, or $0.06 per share, compared to a net income of $0.6 million, or $0.01 per share, in the prior fiscal year third quarter. Adjusted EBITDA in the third quarter of fiscal 2024 was $1.1 million, compared to $8.3 million in the prior fiscal year third quarter.

Gross product orders in the third quarter of fiscal 2024 totaled $89.1 million compared to $73.8 million in the prior fiscal year third quarter. Order backlog as of March 31, 2024 was $503.2 million, an increase of approximately 2 percent sequentially, and is approximately 1 percent lower than at the end of the prior fiscal year third quarter.

Cash, cash equivalents, and short-term restricted cash were $61.1 million as of March 31, 2024, a decrease of $12.1 million from December 31, 2023, and a decrease of $28.8 million from June 30, 2023.

Fiscal Nine Months Results

Total net revenue in the first nine months of fiscal 2024 was $312.3 million, compared to $329.3 million in the same prior fiscal year period. Product revenue in the first nine months of fiscal 2024 was $154.5 million, compared to $170.7 million in the same prior fiscal year period. Service revenue in the first nine months of fiscal 2024 was $157.8 million, compared to $158.6 million in the same prior fiscal year period.

Total gross profit in the first nine months of fiscal 2024 was $104.5 million, or 33.5 percent of total net revenue, compared to total gross profit of $116.3 million, or 35.3 percent of total net revenue, in the same prior fiscal year period.

Operating expenses in the first nine months of fiscal 2024 was $110.8 million compared to $113.4 million in the same prior fiscal year period.

Net loss in the first nine months of fiscal 2024 was $18.9 million, or $0.19 per share, compared to a net loss of $6.7 million, or $0.07 per share, in the same prior fiscal year period. Adjusted EBITDA in the first nine months of fiscal 2024 was $9.6 million, compared to $18.7 million in the same prior fiscal year period.

Gross product orders in the first nine months of fiscal 2024 was $246.7 million, compared to $222.6 million in the same prior fiscal year period.

Fiscal Year 2024 Financial Guidance

Accuray’s financial guidance is based on current expectations. The following statements are forward-looking and actual results could differ materially depending on market and economic conditions, supply chain disruption, and the factors set forth under “Safe Harbor Statement” below.

The company is adjusting its guidance for fiscal year 2024 as follows:

•
Total revenue is expected in the range of $432 million to $437 million.
•
Adjusted EBITDA is expected in the range of $19 million to $22 million.

Guidance for non-GAAP financial measures excludes depreciation and amortization, stock-based compensation, interest expense, provision for income taxes, and ERP and ERP related expenditures. For more information regarding the non-GAAP financial measures discussed in this press release, please see "Use of Non-GAAP Financial Measures" below.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss results for the third quarter of fiscal 2024 as well as recent corporate developments. Conference call dial-in information is as follows:

•
U.S. callers: (833) 316-0563
•
International callers: (412) 317-5747

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Investor Relations section of Accuray’s website, www.accuray.com. There will be a slide presentation accompanying today’s event which can also be accessed on the company’s Investor Relations page at www.accuray.com.

In addition, a taped replay of the conference call will be available beginning approximately one hour after the call’s conclusion and will be available for seven days. The replay number is (877) 344-7529 (USA), or (412) 317-0088 (International), Conference ID: 2071766. An archived webcast will also be available on Accuray’s website until Accuray announces its results for the fourth quarter of fiscal 2024.

Use of Non-GAAP Financial Measures

Accuray reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, Accuray uses certain non-GAAP financial measures, such as adjusted EBITDA, and net revenue on a constant currency basis.

Accuray has supplemented its GAAP net income (loss) with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation, ERP and ERP related expenditures and restructuring charges (“adjusted EBITDA”). The calculation of adjusted EBITDA also excludes certain non-recurring, irregular and one-time items. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results. A reconciliation of GAAP net income (loss) (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedules below.

Accuray has also reported certain operating results on a constant currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of foreign currency exchange rate fluctuations. Management believes disclosure of non-GAAP constant currency results is helpful to investors because it facilitates period-to-period comparisons of the company’s results by increasing the transparency of the underlying performance by excluding the impact of foreign currency exchange rate fluctuations. The GAAP measure most directly comparable to net revenue on a constant currency basis is revenue. Accuray calculates the constant currency amounts by translating local currency amounts in the current period using the same foreign translation rate used in the prior period being compared against rather than the actual exchange rate in effect during the current period.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is committed to expanding the powerful potential of radiation therapy to improve as many lives as possible. We invent unique, market-changing solutions that are designed to deliver radiation treatments for even the most complex cases—while making commonly treatable cases even easier—to meet the full spectrum of patient needs. We are dedicated to continuous innovation in radiation therapy for oncology, neuro-radiosurgery, and beyond, as we partner with clinicians and administrators, empowering them to help patients get back to their lives, faster. Accuray is headquartered in Madison, Wisconsin, with facilities worldwide.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate, but are not limited, to the company's future results of operations, including expectations regarding: total revenue and adjusted EBITDA; the company's ability to benefit from advances in long-term growth and profitability drivers; the effect of the global economic environment and the COVID-19 pandemic on the company and the market in general, including with respect to the company’s ability to navigate supply chain, logistics, macroeconomic, and foreign exchange challenges; delivering on the company’s strategic growth plan, progressing against long-term strategic goals, and continuing adoption of its technologies; the company’s ability to execute on margin and profitability expansion initiatives; expectations regarding commercial strategy and execution as well as growth opportunities; expectations regarding the market in China, the company’s China joint venture and the Tomo® C product as well as expectations with respect to other strategic partnerships and collaborations, including expected timing of regulatory clearances; expectations related to the markets and regions in which the company operates; expectations regarding new product introductions and innovations and their effect on use and adoption of the company's products; expectations regarding orders growth and its effect on market share as well as revenue, margin and adjusted EBITDA; expectations regarding backlog; expectations regarding the company’s new training center; expectations regarding service contract revenue and non-contract service revenue; and the company’s ability to advance patient care through innovation, expanded access to radiotherapy and improvements in overall profitability and working capital. These forward-looking statements involve risks and uncertainties. If any of these risk or uncertainties materialize, or if any of the company’s assumptions prove incorrect, actual results could differ materially from the results express or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the effect of the global macroeconomic environment on the operations of the company and those of its customers and suppliers; disruptions to our supply chain, including increased logistics costs; the company's ability to achieve widespread market acceptance of its products; the company’s ability to realize the expected benefits of the China joint venture and other partnerships; risks inherent in international operations; the company's ability to maintain or increase its gross margins on product sales and services; delays in regulatory approvals or the development or release of new offerings; the company's ability to meet the covenants under its credit facilities; the company's ability to convert backlog to revenue; and such other risks identified under the heading “Risk Factors” in the company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on February 7, 2024, and as updated periodically with the company's other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management's good faith belief as of that time with respect to future events. The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

Aman Patel, CFA	Beth Kaplan
Investor Relations, ICR-Westwicke	Public Relations Director, Accuray
+1 (443) 450-4191	+1 (408) 789-4426
aman.patel@westwicke.com	bkaplan@accuray.com

###

Financial Tables to Follow

Accuray Incorporated

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Net revenue:
Products	$49,603	$62,846	$154,491	$170,738
Services	51,529	55,214	157,771	158,575
Total net revenue	101,132	118,060	312,262	329,313
Cost of revenue:
Cost of products	35,945	43,529	105,977	111,627
Cost of services	36,113	35,813	101,816	101,404
Total cost of revenue	72,058	79,342	207,793	213,031
Gross profit	29,074	38,718	104,469	116,282
Operating expenses:
Research and development	10,909	14,209	40,203	42,942
Selling and marketing	10,318	11,130	31,923	35,511
General and administrative	12,409	11,063	38,656	34,990
Total operating expenses	33,636	36,402	110,782	113,443
Income (loss) from operations	(4,562)	2,316	(6,313)	2,839
Income from equity method investment, net	1,024	2,027	1,028	960
Other expense, net	(2,360)	(3,222)	(10,393)	(8,611)
Loss before provision for income taxes	(5,898)	1,121	(15,678)	(4,812)
Provision for income taxes	444	522	3,254	1,912
Net income (loss)	$(6,342)	$599	$(18,932)	$(6,724)
Net income (loss) per share - basic	$(0.06)	$0.01	$(0.19)	$(0.07)
Net income (loss) per share - diluted	$(0.06)	$0.01	$(0.19)	$(0.07)
Weighted average common shares used in computing loss per share:
Basic	99,197	95,522	97,838	94,532
Diluted	99,197	97,455	97,838	94,532

Accuray Incorporated

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31,	June 30,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$60,450	$89,402
Restricted cash	674	524
Accounts receivable, net	73,154	74,777
Inventories	159,566	145,150
Prepaid expenses and other current assets	19,043	27,612
Deferred cost of revenue	1,023	568
Total current assets	313,910	338,033
Property and equipment, net	25,387	20,926
Investment in joint venture	13,586	15,128
Lease right-of-use assets, net	29,127	25,853
Goodwill	57,682	57,681
Intangible assets, net	70	210
Long-term restricted cash	1,030	1,276
Other assets	21,735	20,107
Total assets	$462,527	$479,214
Liabilities and equity
Current liabilities:
Accounts payable	$44,430	$33,739
Accrued compensation	21,604	23,793
Lease liabilities, current	5,279	4,151
Other accrued liabilities	30,703	38,271
Customer advances	15,392	20,777
Deferred revenue	73,734	72,185
Short-term debt	7,248	5,721
Total current liabilities	198,390	198,637
Lease liabilities, non-current	28,217	23,602
Long-term other liabilities	4,969	4,675
Deferred revenue, non-current	23,624	27,079
Long-term debt	166,246	171,562
Total liabilities	421,446	425,555
Equity:
Common stock	99	97
Additional paid-in capital	563,958	555,276
Accumulated other comprehensive income (loss)	(1,908)	422
Accumulated deficit	(521,068)	(502,136)
Total equity	41,081	53,659
Total liabilities and equity	$462,527	$479,214

Accuray Incorporated

Summary of Orders and Backlog

(in thousands, except book to bill ratio)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Gross orders	$89,086	$73,764	$246,676	$222,647
Net orders	60,795	54,737	147,141	115,176
Order backlog	503,220	506,587	503,220	506,587
Book to bill ratio (a)	1.8	1.2	1.6	1.3

(a) Book to bill ratio is defined as gross orders for the period divided by product revenue for the period.

Accuray Incorporated

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
GAAP net loss	$(6,342)	$599	$(18,932)	$(6,724)
Depreciation and amortization (a)	1,601	1,103	4,398	3,430
Stock-based compensation	2,735	1,559	7,441	7,601
Interest expense, net (b)	2,649	2,707	7,990	7,605
Provision for income taxes	444	522	3,254	1,912
Restructuring charges	—	800	2,633	2,738
ERP and ERP related expenditures	—	1,057	2,815	2,178
Adjusted EBITDA	$1,087	$8,347	$9,599	$18,740

(a) Consists of depreciation, primarily on property and equipment as well as amortization of intangibles.

(b) Consists primarily of interest expense associated with outstanding debt.

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected GAAP Net Income (Loss) to Projected Adjusted EBITDA

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2024
	From	To
GAAP net loss	$(17,400)	$(14,400)
Depreciation and amortization (a)	6,000	6,000
Stock-based compensation	10,300	10,300
Interest expense, net (b)	10,700	10,700
Provision for income taxes	4,000	4,000
Restructuring charges	2,600	2,600
ERP and ERP related expenditures	2,800	2,800
Adjusted EBITDA	$19,000	$22,000

(a) Consists of depreciation, primarily on property and equipment as well as amortization of intangibles.

(b) Consists primarily of interest expense associated with outstanding debt.